Exhibit 4.2

FIFTEENTH SUPPLEMENTAL INDENTURE

Dated as of September 25, 2018

Supplementing that Certain

INDENTURE

Dated as of November 20, 2007

Between

FISERV, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

4.200% SENIOR NOTES DUE 2028

i

ARTICLE IX NO GUARANTORS		32

ARTICLE X DEFEASANCE		32

SECTION 10.1	Covenant Defeasance	32

ii

This Fifteenth Supplemental Indenture, dated as of September 25, 2018 (the “Supplemental Indenture”), between Fiserv, Inc., a corporation duly organized and existing under the laws of the State of Wisconsin, having its principal office at 255 Fiserv Drive, Brookfield, Wisconsin (herein called the “Company”), and U.S. Bank National Association, a national banking association, as trustee hereunder (herein called the “Trustee”), supplements that certain Indenture, dated as of November 20, 2007, among the Company, certain subsidiaries of the Company and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY

A. The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness to be issued in one or more series as provided for in the Indenture.

B. The Indenture provides that the Securities of each series shall be in substantially the form set forth in the Indenture, or in such other form as may be established by or pursuant to a Board Resolution or in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently therewith, be determined by the officers executing such Securities, as evidenced by their execution thereof.

C. The Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, Securities denominated as its “4.200% Senior Notes due 2028” pursuant to the terms of this Supplemental Indenture and substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Notes (as defined below), as evidenced by their execution of such Notes.

ARTICLE I

ISSUANCE OF SECURITIES

SECTION 1.1 Issuance of Notes; Principal Amount; Maturity.

(1) On September 25, 2018, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Initial Notes substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

(2) The Initial Notes to be issued pursuant to this Supplemental Indenture shall be issued in the aggregate principal amount of $1,000,000,000 and shall mature on October 1, 2028 unless the Notes are redeemed or repurchased prior to that date in accordance with the provisions set forth in Section 5.1 or 6.3 respectively, hereof. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $1,000,000,000, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the Series pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered. The Company may without the consent of the Holders, issue Additional Notes hereunder on the same terms and conditions (except for the issue date, public offering price and, if applicable, the initial Interest Payment Date) and with the same CUSIP numbers as the Initial Notes, provided that if any Additional Notes are issued at a price that causes such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the United States Internal Revenue Code of 1986, as amended, and regulations of the United States Department of Treasury thereunder (the “Code”), such Additional Notes shall not have the same CUSIP number as the Initial Notes.

(3) The Notes shall be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

SECTION 1.2 Interest.

(1) Interest on the Notes will accrue at the per annum rate of 4.200%, subject to adjustment in accordance with the provisions of Section 1.2(7) (the per annum rate at which the Notes shall bear interest at any time, the “Note Interest Rate”), and will be paid on the basis of a 360-day year of twelve 30-day months.

(2) The Company shall pay interest on the Notes semi-annually in arrears on April 1 and October 1 of each year (each, an “Interest Payment Date,”), commencing April 1, 2019.

(3) Interest shall be paid on each Interest Payment Date to the registered Holders of the Notes on the Regular Record Date.

(4) Amounts due on the Maturity Date or earlier Redemption Date or Change of Control Payment Date for the Notes will be payable, at the corporate trust office of the Trustee at 60 Livingston Avenue, Mail Code EP-MN W2ZW, St. Paul, Minnesota 55107-2292 or the office maintained from time to time by the Trustee in The City of New York. The Company may make payment of interest on an Interest Payment Date in respect of Notes in certificated form by check mailed to the address of the Person entitled to the payment as it appears in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States. The Company shall make payments of principal, premium, if any, and interest in respect of Notes in book-entry form to DTC (as defined below) in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time.

(5) Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may ask Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes.

(6) If any Interest Payment Date, Maturity Date, Redemption Date or Change of Control Payment Date falls on a day that is not a Business Day, the Company will make the required payment of principal, premium, if any, and/or interest on the next such Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, the Maturity Date or earlier Redemption Date or Change of Control Payment Date, as the case may be, to the next such Business Day.

(7) The Note Interest Rate will be subject to adjustment from time to time if Moody’s (or, if applicable, any Substitute Rating Agency) or S&P (or, if applicable, any Substitute Rating Agency) downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth in this Section 1.2(7).

(i) If the ratings from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the Notes (each, a “Rating Agency”, and collectively, the “Rating Agencies”) is decreased to a rating set forth in the immediately following table with respect to that Rating Agency, the Note Interest Rate will increase from 4.200% by the percentage set forth opposite that rating:

Rating Level	Rating Agency
	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB-	0.75%
4	B1 or below	B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

(ii) If at any time the Note Interest Rate has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the Note Interest Rate will be decreased such that the interest rate per annum equals 4.200% plus the percentage set forth opposite the rating for such Rating Agency in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the Note Interest Rate will be decreased to 4.200%.

(iii) No adjustment in the Note Interest Rate shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the Notes, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, as certified by a Board Resolution, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the Note Interest Rate pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating for the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the Note Interest Rate will increase or decrease, as the case may be, such that the interest rate per annum equals 4.200% plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). For so long as (i) only one Rating Agency provides a rating of the Notes, any increase or decrease in the Note Interest Rate necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of the Notes, the Note Interest Rate will increase to, or remain at, as the case may be, 6.200%.

(iv) Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. For example, if only one of the Rating Agencies decreases its rating of the Notes to Rating Level 1 (and the rating provided by the other Rating Agency is above Rating Level 1), then the interest rate payable on the Notes will increase by 0.25%, and if each of the Rating Agencies decreases its rating of the Notes to Rating Level 1, then the Note Interest Rate will increase by 0.25% on account of each such rating provided by both Rating Agencies, or 0.50% in the aggregate. In no event shall (1) the Note Interest Rate be reduced below 4.200% or (2) the Note Interest Rate exceed 6.200%.

(v) Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred.

(vi) The Note Interest Rate will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the Notes become rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.

SECTION 1.3 Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling.

ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1 Definitions.

The terms defined in this Section 2.1 for all purposes of this Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires). All other terms used in this Supplemental Indenture that are defined in the Indenture or the Trust Indenture Act, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this Supplemental Indenture as originally executed.

“Additional Notes” means any Notes (other than the Initial Notes) issued pursuant to this Supplemental Indenture in accordance with
Section 1.1(2), as part of the same series and with the same CUSIP number as the Initial Notes, provided that if any Additional Notes are issued at a price that causes such Additional Notes to have “original issue discount” within the meaning of the Code, such Additional Notes shall not have the same CUSIP number as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of DTC, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and all warrants or options to acquire such capital stock.

“Change of Control Offer” has the meaning specified in Section 6.3(1).

“Change of Control Payment” has the meaning specified in Section 6.3(1).

“Change of Control Payment Date” has the meaning specified in Section 6.3(2)(iii).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; (2) the approval by the holders of the Company’s Common Stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Supplemental Indenture and the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (4) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other entity is converted into or exchanged for cash, securities or other property (except when Voting Stock of the Company is converted into, or exchanged for, at least a majority of the Voting Stock of the surviving Person).

“Clearstream” means Clearstream Banking, S.A.

“Code” has the meaning specified in Section 1.1(2).

“Common Stock” shall mean shares of the Company’s Common Stock, $0.001 par value per share, as they exist on the date of this Supplemental Indenture or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes (assuming for this purpose that the Notes matured on the Par Call Date).

“Comparable Treasury Price” means with respect to any Redemption Date occurring prior to the Par Call Date: (i) the average of three Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations for the Redemption Date so obtained.

“Covenant Defeasance” has the meaning set forth in the Indenture except that the covenants included in such definition shall include those specified in, or added pursuant to, as the case may be, Sections 6.1, 6.2, 7.1(2) and Article VIII of this Supplemental Indenture.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“DTC” means The Depository Trust Company, a New York corporation.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear system.

“Event of Default” has the meaning specified in Section 4.1.

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

“Indebtedness” means, with respect to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money (including capital leases) or the deferred purchase price of Property (other than accounts payable, deferred compensation, customer advances, earn-outs, agreements providing for the holdback of up to 10% of the purchase price relating to an acquisition and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement (excluding operating leases), (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual Liens arising in the ordinary course of business) on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof, provided that in the event such Person shall not have assumed or otherwise become liable for the payment thereof, the amount of such liabilities shall be deemed to be the lesser of (i) the fair market value of the assets of such Person subject to such Lien and (ii) the amount of the liability secured by such Lien, (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, (g) Securitized Indebtedness, and (h) all guarantees by such Person of any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include any intercompany indebtedness between or among the Company and any of its Subsidiaries.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Initial Notes” means Notes in an aggregate principal amount of up to $1,000,000,000 initially issued under this Supplemental Indenture in accordance with Section 1.1(2).

“Interest Payment Date” has the meaning specified in Section 1.2(2).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, however, that the term “Lien” shall not include any such interest under an operating lease.

“Margin Stock” means any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended or supplemented from time to time.

“Maturity Date” means October 1, 2028.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Worth” means, at any date, the sum of all amounts which would be included under shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of (unless otherwise specifically provided) the immediately preceding fiscal quarter end.

“Note Interest Rate” has the meaning specified in Section 1.2(1).

“Notes” means the 4.200% Senior Notes due 2028 or any of them (each, a “Note”) as amended or supplemented from time to time, that are issued under this Supplemental Indenture, including both the Initial Notes and the Additional Notes, if any.

“Notice of Default” means a written notice of the kind specified in Section 4.1(3) or (4).

“Par Call Date” means July 1, 2028.

“Permitted Sale-Leaseback Transactions” means sales or transfers by the Company or any Subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “Permitted Sale-Leaseback Transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date hereof and (b) that are material to the business of the Company and its Subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (giving effect to payment in full under any such transaction and excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and Indebtedness from time to time secured by Liens permitted under Section 6.1(18) herein, exceeds 15% of Net Worth. For purposes of this definition “Applied Amounts” means an amount (which may be conclusively determined by the Board of Directors of the Company) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the Notes or to the repayment of any indebtedness for borrowed money (including capital leases) which, in accordance with GAAP, is classified as long-term debt and that is on parity with the Notes.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in The City of New York.

“Property” means, with respect to any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

“Purchase Notice” means a notice delivered by a Holder in accordance with Section 6.3 in the form set forth in Section 3.3.

“Rating Agency” or “Rating Agencies” has the meaning specified in Section 1.2(7)(i).

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any Redemption Date occurring prior to the Par Call Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at approximately 3:30 p.m. New York City time, on the third Business Day preceding such Redemption Date.

“Reference Treasury Dealer” means each of (i) Wells Fargo Securities, LLC (or an affiliate that is a Primary Treasury Dealer), (ii) a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. and (iii) three other Primary Treasury Dealers selected by the Company; provided, that if any of the foregoing or their Affiliates shall cease to be Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Registrar” means the Security Registrar for the Notes, which shall initially be U.S. Bank National Association, or any successor entity thereof, subject to replacement as set forth in the Indenture.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the day that is 15 days prior to the relevant Interest Payment Date (whether or not a Business Day).

“Restricted Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” (as such term is defined in Regulation S-X, promulgated pursuant to the Securities Act as in effect on the date of this Supplemental Indenture), excluding: (i) any Subsidiary which is not organized under the laws of any state of the United States of America, (ii) any Subsidiary which conducts the major portion of its business outside the United States of America, and (iii) any Subsidiary of any of the foregoing.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any Subsidiary or Affiliate thereof, on or prior to such date.

“Stated Maturity” when used with respect to the Notes or any installment of principal thereof or interest, if any, thereon, means the date specified in such Note as the fixed date on which the principal of the Note or such installment of principal or interest, if any, is due and payable.

“Substitute Rating Agency” has the meaning specified in Section 1.2(7).

“Treasury Rate” means, with respect to any Redemption Date occurring prior to the Par Call Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” means, with respect to any Person, all classes of Capital Stock entitled to vote generally in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” when used with respect to any Person means (i) any corporation, association or other business entity of which 100% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or combination thereof) and (ii) any partnership, limited liability company or similar pass-through entity the sole partners, members or persons, however designated in corresponding roles, of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

ARTICLE III

SECURITY FORMS

SECTION 3.1 Form Generally.

(1) The Notes shall be in substantially the form set forth in Section 3.2 of this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture and the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, the Code, or any applicable securities laws, or as may, consistent herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof. All Notes shall be in fully registered form.

(2) Purchase Notices shall be in substantially the form set forth in Section 3.3.

(3) The Trustee’s certificates of authentication shall be in substantially the form set forth in Section 3.4.

(4) The Notes shall be printed, lithographed, typewritten or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any automated quotation system or securities exchange (including on steel engraved borders if so required by any securities exchange upon which the Notes may be listed) on which the Notes may be quoted or listed, as the case may be, all as determined by the officers executing such Notes, as evidenced by their execution thereof.

(5) Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities (each, a “Global Note”) in definitive, fully registered form without interest coupons. Each such Global Note shall be registered in the name of DTC, as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Notes will be shown on, and transfers will only be made through, the records maintained by DTC and its participants, including Clearstream and the Euroclear System.

SECTION 3.2 Form of Note.

[FORM OF FACE]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

FISERV, INC.

4.200% SENIOR NOTE DUE 2028

No.	$

CUSIP NO.

Fiserv, Inc., a corporation duly organized and existing under the laws of the State of Wisconsin (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to                                     , or registered assigns, the principal sum of              United States Dollars (U.S.$             ) on October 1, 2028 and to pay interest thereon, from September 25, 2018, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be April 1 and October 1 of each year, commencing April 1, 2019, at the per annum rate of 4.200%, subject to adjustment as set forth herein (the per annum rate at which the Notes shall bear interest at any time, the “Note Interest Rate”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the day that is 15 days prior to the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Payments of principal (and premium, if any) and interest on this Note will be made at the corporate trust office of the Trustee at 60 Livingston Avenue, Mail Code EP-MN W2ZW, St. Paul, Minnesota 55107-2292 or the office maintained from time to time by the Trustee in The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Notes, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Notes. With respect to certificated Notes, the Company will make such payments by wire transfer of immediately available funds to a United States Dollar account maintained in The City of St. Paul, Minnesota or The City of New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing a check to such Holder’s registered address.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FISERV, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

1. Indenture. This Note is one of a duly authorized issue of Securities of the Company designated as its “4.200% Senior Notes due 2028” (herein called the “Notes”), issued under an Indenture, dated as of November 20, 2007, as supplemented by that certain Fifteenth Supplemental Indenture, dated as of September 25, 2018 (the “Supplemental Indenture” and herein with the Indenture, collectively, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $1,000,000,000 in aggregate principal amount, except for, or in lieu of, other Notes of the Series pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered. Additional Notes of the same series of Securities as the Notes may be issued in accordance with the provisions of Section 1.1(2) of the Supplemental Indenture.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict between this Note and the Indenture, the provisions of the Indenture shall govern.

2. Interest Rate Adjustment. The Note Interest Rate will be subject to adjustment from time to time if Moody’s (or, if applicable, any Substitute Rating Agency) or S&P (or, if applicable, any Substitute Rating Agency) downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.

If the ratings from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the Notes (each, a “Rating Agency”, and collectively, the “Rating Agencies”) is decreased to a rating set forth in the immediately following table with respect to that Rating Agency, the Note Interest Rate will increase from 4.200% by the percentage set forth opposite that rating:

Rating Level	Rating Agency
	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB-	0.75%
4	B1 or below	B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

If at any time the Note Interest Rate has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the Note Interest Rate will be decreased such that the interest rate per annum equals 4.200% plus the percentage set forth opposite the rating for such Rating Agency in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the Note Interest Rate will be decreased to 4.200%.

No adjustment in the Note Interest Rate shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the Notes, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, as certified by a Board Resolution, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the Note Interest Rate pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating for the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the Note Interest Rate will increase or decrease, as the case may be, such that the interest rate per annum equals 4.200% plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). For so long as (i) only one Rating Agency provides a rating of the Notes, any increase or decrease in the Note Interest Rate necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of the Notes, the Note Interest Rate will increase to, or remain at, as the case may be, 6.200%.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. For example, if only one of the Rating Agencies decreases its rating of the Notes to Rating Level 1 (and the rating provided by the other Rating Agency is above Rating Level 1), then the interest rate payable on the Notes will increase by 0.25%, and if each of the Rating Agencies decreases its rating of the Notes to Rating Level 1, then the Note Interest Rate will increase by 0.25% on account of each such rating provided by both Rating Agencies, or 0.50% in the aggregate. In no event shall (1) the Note Interest Rate be reduced below 4.200% or (2) the Note Interest Rate exceed 6.200%.

Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred.

The Note Interest Rate will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the Notes become rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.

3. Optional Redemption. At any time prior to the Par Call Date, the Company may at its option redeem all or a part of the Notes upon not more than 60 nor less than 30 days prior notice, at a redemption price equal to the greater of: (i) 100% of the aggregate principal amount of any Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued thereon to the Redemption Date) that would have been due if the Notes matured on the Par Call Date discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year of twelve 30 day months) at the Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date. At any time on or after the Par Call Date, the Company may at its option redeem all or a part of the Notes upon not more than 60 nor less than 30 days prior notice, at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date.

4. Mandatory Redemption. Except as provided in Section 5 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

5. Change of Control Triggering Event. In the event of a Change of Control Triggering Event, the Holders may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, pursuant to the provisions of Section 6.3 of the Supplemental Indenture, upon providing to the Company or any Paying Agent the completed Purchase Notice in the form on the reverse hereof or otherwise in accordance with the Applicable Procedures of the Depositary.

6. Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

7. Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable, or in certain circumstances, shall automatically become due and payable, in the manner and with the effect provided in the Supplemental Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, and, among other things, the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon, on or after the respective due dates expressed herein.

8. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

9. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at such office or agency of the Company as may be designated by it for such purpose in The City of St. Paul, Minnesota, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Registrar. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at such office or agency of the Company. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Paying Agent and any agent of the Company, the Trustee or any Paying Agent may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any Paying Agent or other such agent shall be affected by notice to the contrary.

10. Governing Law. THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	as tenant in common	UNIF GIFT MIN ACT	___ Custodian ___

TEN ENT	as tenants by the entireties (Cust)		(Cust)	(Minor)

JT TEN	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act ___

(State)

Additional abbreviations may also be used though not in the above list.

SECTION 3.3 Form of Purchase Notice.

PURCHASE NOTICE

(1) Pursuant to Section 6.3 of the Supplemental Indenture, the undersigned hereby elects to have this Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it or                              an amount in cash equal to 101% of the aggregate principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Change of Control Payment Date, as applicable, as provided in the Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an

Eligible Guarantor Institution with

membership in an approved signature

guarantee program pursuant to Rule

17Ad 15 under the Securities Exchange

Act of 1934.

  Signature Guaranteed

Principal amount to be repurchased:

Remaining aggregate principal amount

following such repurchase (which must

be U.S.$2,000 or an integral multiple of

$1,000 in excess thereof):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

SECTION 3.4 Form of Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signatory

ARTICLE IV

REMEDIES

SECTION 4.1 Events of Default.

Section 501 of the Indenture shall, with respect to the Notes, be replaced in its entirety by the following:

““Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 calendar days;

(2) default in the payment of the principal of or premium, if any, on any Note at its Maturity or when otherwise due;

(3) default (which shall not have been cured or waived) (i) in the payment of any principal of or interest on any indebtedness for borrowed money (including capital leases) of the Company, aggregating more than $100 million in principal amount, after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any such indebtedness of the Company, in excess of $100 million in principal amount that results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 15 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default and stating that such notice is a “Notice of Default” hereunder;

(4) default in the performance, or breach, of any covenant, agreement or warranty of the Company in this Supplemental Indenture or the Indenture as supplemented or amended or the Notes and continuance of such default for a period of 60 calendar days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Restricted Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any Restricted Subsidiary of the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Restricted Subsidiary of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Restricted Subsidiary of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(6) the commencement by the Company or any Restricted Subsidiary of the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or a Restricted Subsidiary of the Company to the entry of a decree or order for relief in respect of the Company or any Restricted Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or a Restricted Subsidiary of the Company of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or State law, or the consent by the Company or a Restricted Subsidiary of the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Restricted Subsidiary of the Company or of any substantial part of its property, or the making by the Company or any Restricted Subsidiary of the Company of a general assignment for the benefit of creditors, or the admission by the Company or a Restricted Subsidiary of the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Restricted Subsidiary of the Company in furtherance of any such action.”

SECTION 4.2 Acceleration of Maturity; Rescission and Annulment.

The second paragraph of Section 502 of the Indenture shall not be applicable to the Notes.

(1) The first paragraph of Section 502 of the Indenture shall, with respect to the Notes, be replaced in its entirety with the following:

“If an Event of Default, other than an Event of Default specified in Section 4.1(5) or Section 4.1(6) of this Supplemental Indenture, with respect to the Notes Outstanding occurs and is continuing, then either the Trustee, by notice to the Company, or the Holders of not less than 25% in principal amount of the Outstanding Notes, by notice to the Trustee and the Company, may declare the principal of, and premium, if any, and accrued and unpaid interest on, all of the Notes to be due and payable immediately. If an Event of Default specified in Section 4.1(5) or Section 4.1(6) of this Supplemental Indenture occurs, the principal amount of, and premium, if any, and accrued and unpaid interest on, all the Notes shall automatically become immediately due and payable without any declaration or act by the Trustee, the Holders of the Notes or any other party.”

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1 Optional Redemption.

(1) The provisions of Article Eleven of the Indenture shall be applicable to the Notes, subject to the provisions of this Article V.

(2) The Company may, at its option, redeem the Notes, in whole or from time to time in part, at any time prior to the Par Call Date, at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued thereon to the Redemption Date) that would have been due if the Notes matured on the Par Call Date discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date.

(3) The Company may, at its option, redeem the Notes, in whole or from time to time in part, at any time on or after the Par Call Date, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date.

SECTION 5.2 Optional Redemption Procedures.

(1) The election of the Company to redeem any Notes shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company of less than all the Notes, the Company shall, at least 45 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be acceptable to the Trustee), notify the Trustee of such Redemption Date and the principal amount of the Notes to be redeemed.

(2) If less than all the Notes are to be redeemed pursuant to Section 5.1, the particular Notes to be redeemed shall be selected, not more than 90 days prior to the Redemption Date, by the Trustee from among the Outstanding Notes not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Notes or any integral multiple thereof) of the principal amount of the Notes of a denomination larger than the minimum authorized denomination for the Notes.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

(3) Notice of redemption pursuant to this Section 5.2 shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed at such Holder’s address as shown in the Security Register for the affected Notes. Failure to give notice by mailing in the manner herein provided to the Holder of any Notes designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Notes or portion thereof.

All notices of redemption shall state:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) the aggregate principal amount of the Notes to be redeemed;

(iv) if less than all of the Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portions of the principal amounts) of the particular Notes to be redeemed;

(v) that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest thereon will cease to accrue on and after said date;

(vi) the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(vii) the CUSIP numbers of such Notes, if any (or any other numbers used by the Depositary to identify such Notes); and

(viii) that, unless the Company defaults in paying the Redemption Price, interest will cease to accrue on the Notes called for redemption on the Redemption Date.

Notice of redemption of Notes to be redeemed shall be given by the Company or, on Company Request, by the Trustee at the expense of the Company.

(4) On or before any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money sufficient to pay the Redemption Price of all the Notes which are to be redeemed on that date.

(5) Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price; provided, however, that installments of interest whose Stated Maturity is prior to the Redemption Date shall be payable to the Holders of such Notes registered as such at the close of business on the relevant Regular Record Dates according to their terms.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the rate borne by the Note.

(6) Any Note which is to be redeemed only in part shall be surrendered at an office or agency in accordance with the notice of redemption (with, if the Company or the Trustee shall so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or other appropriate person), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes of any authorized denominations as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

ARTICLE VI

PARTICULAR COVENANTS

SECTION 6.1 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create or assume, except in the Company’s favor or in favor of one or more of its Wholly-Owned Subsidiaries, any Lien against or on any Property now owned or hereafter acquired by the Company or any Restricted Subsidiary unless the outstanding Notes are secured equally and ratably with (or prior to) the obligations so secured by such Lien, except that the foregoing restriction does not apply to any one or more of the following types of Liens:

(1) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);

(2) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(3) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate action;

(4) Liens for taxes, assessments, fees or governmental charges or levies which are not delinquent or are payable without penalty, or are being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;

(5) Liens consisting of attachments, judgments or awards against the Company or any Subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;

(6) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially adversely affect the value of such Property or materially impair its use for the operations of the business of the Company or any Subsidiary;

(7) Liens existing on the date of the Supplemental Indenture and securing Indebtedness or other obligations of the Company or any Subsidiary;

(8) statutory Liens in favor of lessors arising in connection with Property leased to the Company or any Subsidiary;

(9) Liens on Margin Stock to the extent that a prohibition on such Liens pursuant to this Section 6.1 would violate Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended or supplemented from time to time;

(10) purchase money Liens on Property hereafter acquired by the Company or any Subsidiary created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the Property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the Lien secured thereby shall attach only to the Property so acquired and related assets (except that individual financings by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this clause (10));

(11) Liens in respect of capital leases and Permitted Sale-Leaseback Transactions;

(12) Liens on the Property of a Person that becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any Property after the time such Person becomes a Subsidiary that was not covered immediately prior thereto and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary;

(13) Liens on Property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(14) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

(15) Liens securing Securitized Indebtedness;

(16) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (7), (10), (12) and (13) of this Section, provided that such extension, renewal, refinancing substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, refinanced, substituted or replaced (plus improvements on such Property) and the liability secured by such Lien at such time is not increased;

(17) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.1, and

(18) other Liens, provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by Liens permitted under this clause (18), together with sale-leaseback transactions of the type and in the amounts described in the proviso of the definition of Permitted Sale-Leaseback Transactions, would not exceed 15% of Net Worth, measured upon granting of such Liens based on the Company’s consolidated balance sheet for the end of the most recent quarter for which financial statements are available.

SECTION 6.2 Sale and Lease-Back Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to engage in sale and leaseback transactions except for Permitted Sale-Leaseback Transactions.

SECTION 6.3 Right to Require Repurchase Upon a Change of Control Triggering Event.

(1) Upon the occurrence of any Change of Control Triggering Event, each Holder of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein (provided that with respect to the Notes submitted for repurchase in part, the remaining portion of such Notes is in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”).

(2) Within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to Holders of Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) a description of the transaction or transactions that constitute the Change of Control Triggering Event;

(ii) that the Change of Control Offer is being made pursuant to this Section 6.3 and that all Notes validly tendered will be accepted for payment;

(iii) the Change of Control Payment and the “Change of Control Payment Date,” which date shall be a Business Day that is no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law; and

(iv) if the notice is mailed prior to the date of the consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date; provided that if the Change of Control Triggering Event occurs after such Change of Control Payment Date, the Company shall be required to offer to purchase the Notes as otherwise set forth in this Section 6.3.

(3) On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or with respect to Global Notes otherwise make such payment in accordance with the Applicable procedures of the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Notes properly tendered a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(4) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 6.3, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 6.3 by virtue of such conflicts.

(5) Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer or (ii) prior to the occurrence of the related Change of Control Triggering Event, the Company has given written notice of a redemption as provided under Section 5.1 unless the Company has failed to pay the Redemption Price on the Redemption Date.

ARTICLE VII

SUPPLEMENTAL INDENTURES

SECTION 7.1 Supplemental Indentures without Consent of Holders of Notes.

Section 901 of the Indenture shall, with respect to the Notes, be replaced in its entirety with the following:

“Without the consent of any Holders of the Notes and the Company, when authorized by a Board Resolution, together with the Trustee, at any time and from time to time, may modify and amend the Indenture, this Supplemental Indenture and the terms of the Notes to:

(1) allow the successor (or successive successors) to the Company to assume the Company’s obligations under the Indenture, this Supplemental Indenture and the Notes pursuant to the provisions under Article VIII;

(2) add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company under this Supplemental Indenture, the Indenture or the Notes;

(3) add any additional Events of Default;

(4) secure the Notes;

(5) provide for a successor Trustee with respect to the Notes and add or change any of the provisions of the Indenture or the Supplemental Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of Section 611 of the Indenture;

(6) cure any ambiguity, defect or inconsistency; or

(7) make any other amendment or supplement to this Supplemental Indenture, the Indenture or the Notes, as long as that amendment or supplement does not adversely affect the interests of the Holders of any Notes in any material respect (to be evidenced by an Opinion of Counsel).

No amendment to this Supplemental Indenture, the Indenture or the Notes made solely to conform this Supplemental Indenture, the Indenture or the Notes to the Description of the Notes and Description of Debt Securities contained in the Company’s prospectus supplement dated September 20, 2018 and prospectus dated September 20, 2018 relating to the Notes, shall be deemed to adversely affect the interests of the Holders of the Notes.”

SECTION 7.2 Supplemental Indentures with Consent of Holders of Notes.

The first paragraph, including clauses (1) through (5) thereof, of Section 902 of the Indenture shall, with respect to the Notes, be replaced with the following:

“With the consent of the Holders of a majority in principal amount of the Outstanding Notes affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for purpose adding any provisions to or changing an any manner or eliminating any of the provisions of the Indenture, the Supplemental Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(3) reduce the principal of, or rate of interest on, any Note;

(4) reduce any amount payable upon the redemption or purchase at the option of the Holder of any Note;

(5) change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any Note is payable;

(6) impair the right to institute suit for the enforcement of any payment on, or with respect to, any Note on or after the Stated Maturity or Redemption Date; or

(7) reduce the percentage in principal amount of Outstanding Notes the consent of whose Holders is required for modification or amendment of the Indenture or this Supplemental Indenture or for waiver of compliance with provisions of the Indenture or this Supplemental Indenture or waiver of defaults, in each case, with respect to or in respect of provisions hereof and thereof that cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby.”

The second paragraph of Section 902 of the Indenture shall, with respect to the Notes, add the following as the last sentence thereto:

“In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes waive compliance with the Company’s covenants described under Sections 6.1 and 6.2 of this Supplemental Indenture.”

ARTICLE VIII

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

SECTION 8.1 Company May Consolidate, Etc. on Certain Terms.

Section 801 of the Indenture shall, with respect to the Notes be replaced with the following:

“The Company shall not in a single transaction or a series of related transactions, consolidate or merge with or into any other Person, permit any other Person to consolidate with or merge into the Company or convey, transfer or lease all or substantially all of its properties and assets to any other Person, unless:

(1) the Company is the surviving entity or, the Person formed by such consolidation or merger (if other than the Company) or the Person to which all or substantially all of the properties and assets of the Company are conveyed, transferred or leased, as the case may be, shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on the Outstanding Notes and the performance and observance of every covenant of this Supplemental Indenture and the Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to any such transaction and treating any Indebtedness that becomes an obligation of the Company or any Subsidiary of the Company as a result of such transaction as having been incurred by the Company or any Subsidiary of the Company at the time of such transaction, there shall not be any Event of Default or event which, after notice or lapse of time or both, would become an Event of Default;

(3) if, as a result of any such transaction, the properties or assets of the Company would become subject to a Lien which would not be permitted under Section 6.1 of this Supplemental Indenture, the Company or such successor Person, as the case may be, shall take those steps that are necessary to secure all the Outstanding Notes equally and ratably with Indebtedness secured by that Lien; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the consummation of the particular consolidation, merger, conveyance, transfer or lease under this Supplemental Indenture and the Indenture have been complied with.”

SECTION 8.2 Successor Corporation Substituted.

Section 802 shall, with respect to the Notes, be replaced with the following:

“Upon any consolidation or merger by the Company with or into any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to any other Person in accordance with Section 8.1, the successor Person formed by such consolidation or merger or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture and the Indenture with the same effect as if such successor Person has been named as the Company herein, and thereafter, except in the case of a lease to another Person, the predecessor Person shall be relieved of all obligations and covenants under the Indenture, this Supplemental Indenture and the Notes (to the extent the Company was the predecessor Person).”

ARTICLE IX

NO GUARANTORS

Article 15 of the Indenture shall not be applicable to the Notes.

ARTICLE X

DEFEASANCE

SECTION 10.1 Covenant Defeasance.

The provisions of Article Thirteen of the Indenture shall be applicable to the Notes. For purposes of the foregoing, the phrase “and any covenants provided pursuant to Section 301(19)” appearing in the first sentence of Section 1303 of the Indenture, and words of like import appearing throughout the Indenture in furtherance of the application of the provisions of Article Thirteen of the Indenture to the Notes, shall be deemed to refer explicitly to the provisions of Articles VI (exclusive of Section 6.3 thereof to which the provisions of Article Thirteen of the Indenture shall not apply) and VIII of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

COMPANY:	FISERV, INC.

	By:	/s/ Robert W. Hau
Name: Robert W. Hau
Title: Chief Financial Officer and Treasurer

[Signature Page to Fifteenth Supplemental Indenture]

TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Gene E. Ploeger
Name: Gene E. Ploeger
Title: Vice President

[Signature Page to Fifteenth Supplemental Indenture]